                                                                    EXHIBIT 11.1

                         CARIBINER INTERNATIONAL, INC.

             Computation of Pro Forma Net Income Per Common Share





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
                                               For the year ended September 30,
                                             ------------------------------------
                                                1994         1995         1996
                                             ----------   ----------  -----------
Weighted average common stock outstanding
during the period (1)                         2,519,537    2,588,689    4,159,182
Conversion of Convertible Note into shares
   of preferred stock stock and the
   subsequent conversion of such shares
   into shares of Common Stock                2,055,000    2,055,000    2,055,000
Conversion of all outstanding shares of
   preferred stock into share of
   Common Stock                               1,541,250    1,541,250    1,541,250
Exercise of warrants                            534,505      534,505      534,505
Effect of exercise of warrants computed
   in accordance with the treasury
   stock method                                 (99,441)     (99,441)     (44,830)
                                             ----------   ----------  -----------
Total weighted average common stock
   outstanding during the period              6,550,851    6,620,003    8,245,107
                                             ==========   ==========  ===========

Income before taxes                          $  354,849   $1,689,963  $12,291,115

Plus: reduction in interest expense
   from the conversion of the Convertible
   Note                                       1,660,012    1,859,305      926,248
                                             ----------   ----------  -----------

Pro forma income before taxes                 2,014,861    3,549,268   13,217,363

Pro forma income tax expense                     62,257      301,688    4,599,642
                                             ----------   ----------  -----------

Pro forma net income                         $1,952,604   $3,247,580  $ 8,617,721
                                             ==========   ==========  ===========

Pro forma net income per common share             $0.30        $0.49        $1.05
                                             ==========   ==========  ===========



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(1) Pursuant to the Securities and Exchange Commission Staff Accouting Bulletin
No. 83, common stock and common stock equivalents issued at prices below the assumed intial public offering price per share during the twelve month period immediately preceding the intial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.